Exhibit 10.3

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 20, 2022 (the “Effective Date”), by and between Jeff Clayborne (the “Executive”) and SONDORS Inc., a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms shall have the meanings set forth herein:

(a) “Base Amount” shall have the meaning attributable to such term pursuant to the final regulations promulgated under Section 280G(b)(3)(A) of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means any of the following, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied, if applicable: (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets by Executive that results in material harm to the Company or any material breach by Executive of any applicable invention assignment or confidentiality agreement between the Company and Executive, (ii) a material breach by Executive of any agreement between Executive and the Company that results in material harm to the Company, (iii) Executive’s refusal to comply with the Company’s written policies or rules, (iv) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony (other than a driving offense related solely to driving in excess of the speed limit) under the laws of the United States or any state thereof or any crime involving moral turpitude, (v) Executive’s repeated refusal to comply with a lawful material directive of the Board, (vi) Executive’s fraud, gross negligence or willful misconduct in the performance of Executive’s duties that has had or could be reasonably expected to have a material adverse effect on the Company or the Company’s reputation, business or financial condition, (vii) Executive’s misappropriation or embezzlement of funds or property of the Company, or (viii) Executive’s breach of any fiduciary duties owed to the Company; provided, however, that Cause shall not arise under this Section 1(c) unless (A) Executive has been notified by the Company of the alleged act(s) that constitute “Cause” and has been given a period of ten (10) days to resolve such allegations (if resolution is possible), and (B) Executive subsequently is given notice and an opportunity to be heard before the Board. Executive shall not be deemed to have been terminated for Cause with respect to clauses (i), (ii), (iii), (v) or (vi) above and only such clauses unless and until there shall have been delivered to Executive a Notice of Termination and copy of a resolution duly adopted by the majority vote of those members of the Board (after reasonable notice to Executive and an opportunity for Executive to cure any such failure), finding that, in the good faith opinion of the Board, Executive was guilty of the conduct set forth in clauses (i), (ii), (iii), (v) or (vi) above.

(d) “Change in Control” shall have the meaning given to such term in the Company’s Equity Incentive Plan, except that the prefatory language attributable to such term in such plan shall be modified to delete the phrase “Except as may otherwise be defined in an Award Agreement”.

(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f) “COBRA Coverage” means continuation coverage under the Company’s medical, dental and/or vision benefit plans following a termination of employment pursuant to COBRA.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Covered Termination” means (i) an Involuntary Termination Without Cause, or (ii) a voluntary termination of employment by Executive for Good Reason, provided that in either case, the termination of employment constitutes a Separation from Service.

(i) “Date of Termination” means (i) if Executive’s employment is terminated automatically due to Executive’s death, the date of Executive’s death; and (ii) if Executive’s employment is terminated for any reason other than death, the date specified in the Notice of Termination.

(j) “Disability” means (i) that Executive has incurred a physical or mental disability entitling Executive to long-term disability benefits under the Company’s long-term disability plan, if any, or (ii) in the absence of a Company long-term disability plan, Executive’s inability, as determined by the independent members of the Board (or any designated committee of the Board comprised solely of independent directors), to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

(k) “Equity Incentive Plan” means the Company’s 2022 Equity Incentive Plan which will become effective upon the execution of the Underwriting Agreement.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2

(m) “Good Reason” means Executive’s resignation due to any of the following events, which occurs without Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material diminution of Executive’s annual base salary or target bonus by more than ten percent (10%); provided, however, that a reduction of annual base salary or target bonus of no more than fifteen percent (15%) that applies to all other similarly situated employees of the Company will not constitute “Good Reason;” (ii) a material diminution of Executive’s title, authority, duties or responsibilities; or (iii) a breach by the Company of any material agreement between the Company and Executive (each of (i), (ii) and (iii), a “Good Reason Condition”). In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason Condition within ninety (90) days of the existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition as detailed in a Notice of Termination, the Company will be provided with a period of thirty (30) days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition as specified in the Notice of Termination (the “Company Cure Period”). If the Good Reason Condition is not remedied within the period specified in the preceding sentence, Executive must resign within ninety (90) days of the earlier of the expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition for the resignation to qualify as a resignation for Good Reason (and Executive’s compliance with this notice provision shall not be deemed to violate the provisions of Section 2(a)).

(n) “Initial Public Offering” means a firm commitment underwritten public offering of the Company’s securities pursuant to a registration statement on Form S-1 filed with the SEC under the Securities Act.

(o) “Involuntary Termination Without Cause” means termination of Executive’s employment by the Company other than for Cause and other than on Executive’s death or Disability.

(p) “Notice of Termination” means a notice from Executive or the Company to the other party regarding the intent to terminate Executive’s employment. To the extent applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(q) “Release” means a release by Executive of all claims arising out of Executive’s employment with the Company or the termination thereof, in the form attached hereto as Exhibit A.

(r) “SEC” means the Securities and Exchange Commission.

(s) “Separation from Service” means Executive’s termination of employment or service which constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

2. Notice.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination due to Executive’s death, which shall terminate Executive’s employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 2(b) and shall set forth the Date of Termination, which shall not be earlier than the date on which the Notice of Termination is provided. In the event of a voluntary termination of employment by Executive (whether with or without Good Reason), the Date of Termination shall be no less than fourteen (14) days following the date on which the Notice of Termination is submitted; provided, however, that the Company may elect to waive all or any part of such 14-day notice period.

3

(b) Manner of Notice. For purposes of this Agreement, a Notice of Termination, as well as other notices and communications provided for in this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person, or by overnight courier (e.g., FEDEX) or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office or to Executive at the address in the Company’s payroll records, provided that all notices to the Company shall be directed to the attention of the Board, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

3. Duties and Scope of Employment.

(a) Positions and Duties. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive agrees to serve, as the Company’s Chief Financial Officer. Executive will report to the Company’s Chief Executive Officer. Executive shall have all the responsibilities and powers normally associated with such position. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Chief Executive Officer or the Board. Executive will also perform other such duties and services commensurate with Executive’s position for other operations of affiliates of the Company including, without limitation, Sondors Electric Bike Company and Sondors Electric Car Company, as may be reasonably designated from time to time by the Chief Executive Officer or the Board. Executive will serve the Company faithfully and perform his duties to the best of his business ability, applying his best levels of skill, judgement, professionalism, knowledge, and diligence commensurate with his experience and level of position.

(b) Exclusive Services. Except during vacation periods and reasonable periods of absence due to sickness, personal injury or disability, Executive shall devote substantially all of his full working time throughout the Employment Term (as defined in Section 3(c)) to the services required of him hereunder. Executive shall render his services exclusively to the Company during the Employment Term (other than as provided below) and shall use his best business efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Notwithstanding the foregoing, Executive may engage in civic and not-for-profit activities, and serve on the boards of directors or serve as a consultant to non-competitive private or public companies; provided, however, that in each case that such activities do not materially interfere with the performance of Executive’s duties to the Company.

4

(c) Term of Employment. The period of Executive’s employment pursuant to this Agreement is referred to herein as the Employment Term (“Employment Term”), which Employment Term shall commence as of the Effective Date and shall end on the date Executive resigns or is otherwise terminated pursuant to the provisions of this Agreement.

4. Confidential and Proprietary Information. Concurrently with the execution of this Agreement by the parties hereto, the Company and Executive shall enter into an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with respect to the Company’s confidential and proprietary information, substantially in the form attached hereto as Exhibit B.

5. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual base salary of $192,000 as compensation for services provided hereunder; provided, however, that commencing in the first payroll period following the closing of the Initial Public Offering, the Company will pay Executive an annual base salary of $275,000 (as applicable, the “Base Salary”). The Base Salary will be paid in accordance with the Company’s normal payroll practices and be subject to any required withholding. The Board, or the Board’s Compensation Committee (if applicable), will review annually Executive’s performance and determine an amount of increase, if any, of Executive’s Base Salary.

(b) Special Bonus. Within ten (10) days after the closing date of the Initial Public Offering, provided that Executive is still employed by the Company on such closing date of the Initial Public Offering, the Company shall pay Executive a special, one-time lump sum cash bonus equal to the greater of: (1) $32,000, less any required withholding, or (2) the difference between the Base Salary Executive received from Executive’s first day of employment through the last payroll period before the closing date of the Initial Public Offering calculated using an annual Base Salary of $192,000 and the Base Salary Executive would have received from Executive’s first day of employment through the last payroll period before the closing date of the Initial Public Offering calculated using an annual Base Salary of $275,000, less any required withholdings.

(c) Annual Bonus. Executive will be eligible for an annual discretionary bonus with a target amount equal to fifty percent (50%) of Executive’s then Base Salary (the “Annual Bonus”). Whether any Annual Bonus will be awarded, and the amount of the Annual Bonus awarded to Executive, shall be determined by the Board or the Compensation Committee of the Board in its sole discretion based upon its consideration of both the Company’s performance and Executive’s performance. Since the Annual Bonus is intended both to reward past Company and Executive’s performance and to provide an incentive for Executive to remain with the Company, Executive must remain an active employee through the last day of a performance period in order to earn any such bonus. Any Annual Bonus awarded by the Board shall be paid within forty-five (45) days after the end of the calendar year.

5

(d) Initial Public Offering Equity Award. Immediately after the execution by the Company of an underwriting agreement in connection with an Initial Public Offering (the “Underwriting Agreement”), Executive shall be granted an incentive stock option pursuant to the Equity Incentive Plan to purchase up to a number of shares of the Company’s common stock with a value equal to two percent (2%) of the total value of all shares of the Company’s outstanding common stock calculated after taking into account the shares of common stock issued in the Initial Public Offering and using the public offering price per share as set forth in the Underwriting Agreement (the “Initial Public Offering Equity Award”). For example, if the value of the Company’s outstanding common stock after giving effect to the Company’s issuance of shares of common stock in the Initial Public Offering is equal to $150 million (calculated using the offering price per share of the Company’s common stock as set forth in the Underwriting Agreement, which for purposes of this example is $10.00 per share), Executive shall receive an option to purchase up to 300,000 shares of common stock calculated as follows: (0.02 x $150,000,000) / $10.00. The option will have an exercise price equal to the public offering price per share as set forth in the Underwriting Agreement and shall vest as to 50% on the date of grant and as to an additional 25% on the second and third anniversary of the date of grant and shall contain other customary terms and conditions including the following: (i) upon Executive’s termination for Cause, all unvested options shall be forfeited and cancelled, (ii) upon Executive’s Involuntary Termination Without Cause or resignation for Good Reason, all unvested options become vested and Executive would have the full term of the option to exercise and (iii) upon Executive’s death or Disability, or upon Executive’s resignation without Good Reason, all unvested options shall be forfeited and cancelled and Executive or Executive’s estate, as applicable, would have twenty-four (24) months to exercise any vested options.

(e) Other Equity-Based Awards. Executive shall be eligible for grants of restricted stock, stock options, stock appreciation rights, restricted stock units, incentive awards, other stock-based awards and dividend equivalents (collectively, “Equity-Based Awards”) from time to time as shall be determined by the Board or the Compensation Committee of the Board, if any, in its sole discretion, and shall be subject to such vesting, exercisability, and other provisions as the Board or the Compensation Committee of the Board, if any, may determine in its discretion, after reviewing the performance of both Executive and the Company. All Equity-Based Awards and the Initial Public Offering Equity Award shall be governed in all respects by the terms of the applicable agreements executed in connection with any grant and the Equity Incentive Plan documents governing such Equity-Based Awards.

6. Benefit Plans. During the Employment Term, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with, and subject to, the terms of such plans and programs.

7. Vacation. Executive will be entitled to fifteen (15) days of paid vacation each year or such greater number of days as provided for by the Company’s vacation policy as such policy may be in effect from time to time with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. In addition, Executive will be entitled to paid sick leave, in accordance with the Company’s standard policies for executive officers as such policies may exist from time to time and as required by applicable law, as well as to certain paid holidays in accordance with any holiday schedule as may be adopted by the Company.

6

8. Expenses. During the Employment Term, Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary business expenses incurred by Executive in the fulfillment of his duties hereunder; including reasonable travel and lodging expenses, upon presentation by Executive of an itemized account of such expenditures, including receipts as appropriate.

9. Compensation upon Certain Terminations.

(a) Termination for Any Reason. Upon Executive’s termination of employment with the Company for any reason, Executive shall be paid (i) all accrued but unpaid Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company during the period ending on the date of termination, (iii) pay for accrued, unused vacation time to the extent payable pursuant to the Company’s vacation pay policy, and (iv) any accrued but unpaid bonus prior to the date of termination. All such amounts will be paid in the ordinary course in accordance with the terms set forth in this Agreement.

(b) Covered Termination. If Executive’s employment with the Company is terminated due to a Covered Termination, and Executive no later than twenty-one (21) days (forty-five (45) days in case of a group termination) executes and delivers to the Company, and does not revoke within the seven (7) days after execution, a Release as described in Section 9(c) and continues to remain in material compliance with the obligations set forth in Section 13 (provided that if the Company finds that Executive is not in material compliance with Section 13, then Executive shall have thirty (30) days to remedy such noncompliance upon receiving written notice thereof from the Company), then Executive shall be entitled to the following severance benefits, subject to Section 10:

(i) Severance Payment. In the event the Covered Termination occurs after the execution by the Company of an Underwriting Agreement, a termination payment equal to fifty percent (50%) of Executive’s Base Salary will be paid to Executive on the first payroll date following sixty (60) days after termination of employment; provided, however, that in the event the Covered Termination occurs prior to the execution by the Company of an Underwriting Agreement, a termination payment equal to $275,000 will be paid to Executive on the first payroll date following sixty (60) days after termination of employment;

(ii) Bonus. Payment of an amount equal to Executive’s actual earned full- year bonus for the year in which the termination of Executive’s employment occurs, prorated based on the number of days Executive was employed for the year, payable at the time Executive’s annual bonus for the year otherwise would be paid had Executive continued employment;

(iii) Continued Benefits. For the period beginning on the Date of Termination and extending through the earlier of either (A) twelve (12) months from the Date of Termination, or (B) the first day of Executive’s active date of coverage in a group health plan maintained by a subsequent employer, if Executive timely elects COBRA, the Company shall reimburse Executive, on a monthly basis, for the same percentage of the cost of COBRA Coverage Executive incurs that the Company pays towards such coverage for active employees; all such reimbursements will be treated as fully taxable reimbursements to the extent necessary to avoid any adverse effect on the tax status of the Company’s plans under which such COBRA Coverage is provided; and

7

(iv) Effect on Equity-Based Awards. The vesting and exercisability of any and all Equity-Based Awards and the Initial Public Offering Equity Award granted to Executive shall be governed in all respects by the terms of the applicable agreements executed in connection with any such grant and the Equity Incentive Plan documents governing such Equity-Based Awards and the Initial Public Offering Equity Award.

(c) Release/Continued Compliance. As a condition to Executive’s receipt of any benefits described in this Section 9 (other than in Section 11(a)), Executive shall be required to (i) execute a Release (substantially in the form attached hereto as Exhibit A) within thirty (30) days following the Date of Termination and not revoke such Release within any period permitted under applicable law, and (ii) remain in material compliance with the obligations set forth in Section 13 (provided that if the Company finds that Executive is not in material compliance, then Executive shall have thirty (30) days to remedy such noncompliance upon receiving written notice thereof from the Company).

10. Section 409A. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Code Section 409A shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Code Section 409A (e.g., separation from service from the Company and its affiliates as defined for purposes of Code Section 409A), and in such form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order a failure to comply with Code Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 10 shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. Notwithstanding anything herein to the contrary, all taxable reimbursements and in-kind benefits provided by the Company under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred by Executive during the period of time specified in the Agreement; (ii) any in-kind benefits must be provided by the Company during the period of time specified in the Agreement; (iii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, in no event will the Company or any of its officers, directors or employees be liable to Executive or any other person if any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Code Section 409A fails to be exempt from or comply with Code Section 409A.

8

11. Section 280G. In the event that it is determined that any payment or distribution in the nature of compensation made or to be made of any type to or for the benefit of Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G, and the regulations thereunder or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or under any other agreement with or plan of the Company otherwise (the “Total Payments”), would be subject Executive to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then either clauses (a) or (b) below shall apply or occur, as applicable:

(a) If the aggregate present value of the Total Payments (as calculated pursuant to the Code Section 280G final regulations) is less than 325% of Executive’s Base Amount, then such Total Payments shall be reduced, as necessary, to the smaller amount that is equal to $1.00 less than 300% of Executive’s Base Amount so as to eliminate imposition of the Excise Tax.

(b) If the aggregate present value of the Total Payments (as calculated pursuant to the Code Section 280G final regulations) is equal to or greater than 325% of Executive’s Base Amount, then, the Company shall pay Executive a cash amount equal to the sum of: (i) any excise taxes that may be imposed on Executive under Code Sections 280G and 4999 (the “Excise Tax Restoration”) and (ii) for any taxes (including excise taxes) that may be imposed on the Excise Tax Restoration payment, and for any interest or penalties related to such excise tax with all such computations performed applying the then highest marginal tax rates (excluding Federal social security taxes given Executive’s compensation will likely exceed the social security limit for such year and net of the maximum reduction in federal taxes that may be obtained from the deduction of state and local taxes). Such payment shall be made to Executive contemporaneously with the withholding of the Excise Tax from Executive within thirty days of the determination that there are excise taxes owed and will be in an amount so that Executive will be in the same position on an after-tax basis that he would have been if no excise taxes, interest and/or penalties had been imposed.

9

(c) All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” and/or are potentially subject to the Excise Tax (within the meaning of Code Section 280G) that are required to be made under this Section 11, shall be made by an independent nationally recognized independent registered public accounting firm not currently retained by the Company and reasonably acceptable by Executive immediately prior to the Change in Control (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to Executive within seven (7) business days of the Change in Control or Termination Date, as applicable, or such earlier time as is requested by the Company. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. Any determination by the Accountants shall be binding upon the Company and Executive, absent manifest error. The Company shall pay the fees and costs of the Accountants that are incurred in connection with this Section 11.

12. Successors; Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate. Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

13. Non-Competition. Executive agrees that, while Executive is employed with the Company, Executive will not, either directly or indirectly, have an interest in any business (whether as manager, operator, licensor, licensee, partner, 5% or greater equity holder, employee, consultant, director, advisor or otherwise) competitive with the Company or any of its business activities.

14. Miscellaneous.

(a) Modification or Amendment. No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in a writing that specifically states the intent of both parties hereto to supplement the terms herein and is signed by Executive and an authorized officer of the Company as may be specifically designated by the Board or a committee thereof.

(b) Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10

(c) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

(d) Statutory References. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

(e) Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(f) Section Headings. The section headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(h) Mutual Drafting. This Agreement shall be deemed to be the joint work product of the parties hereto and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

(i) Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator as more particularly set forth in the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement entered into between the parties and attached hereto as Exhibit B.

(j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15. At-Will Employment. Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.

[signature page follows]

11

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Jeff Clayborne
Jeff Clayborne

SONDORS INC.

/s/ Storm Sondors
Storm Sondors, Chief Executive Officer

Sondors, Inc. — Employment Agreement – Jeff Clayborne

12

EXHIBIT A

FORM OF RELEASE OF CLAIMS BY EMPLOYEE

FOR AND IN CONSIDERATION OF the severance pay and benefits to be provided to me under the Employment Agreement (“Employment Agreement”) between me and SONDORS Inc. (the “Company”) dated July 20, 2022, which are conditioned on my signing this Release of Claims, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and its current and past parents, subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way related to, connected with or arising out of my employment or its termination or the Employment Agreement or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and/or the fair employment practices statute of the state or states in which I was previously employed by the Company or otherwise had a relationship with the Company or any of its subsidiaries or other affiliates, each as amended from time to time) (collectively, the “Released Claims”). This Release of Claims shall not apply to (a) any claim that arises after I sign this Release of Claims, (b) any rights to indemnification that I may have under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify me or hold me harmless, (c) any claim that may not be waived pursuant to applicable law, (d) my rights to severance pay and benefits under the Employment Agreement, (e) my rights following the date hereof with respect to any equity interests I hold in the Company or any of its affiliates or (f) my rights to any vested benefits to which I am entitled under the terms of any of the Company’s benefit plans, programs, or policies, or that of the Company’s affiliates.

By signing this Release, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

A-1

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all Released Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release contemplates the extinguishment of such Released Claim or Released Claims.

To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will I pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which I may now have, have ever had, or may in the future have against the Released Parties, which is based in whole or in part on any matter released by this Release.

I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). I further understand that this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit my right to receive an award for information provided to any Government Agencies.

By signing this Release of Claims, I acknowledge my understanding that I hereby knowingly and voluntarily enter into this Release of Claims with the purpose of waiving and releasing any claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (OWBPA). I understand and acknowledge that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or forty-five (45) days in case of a group termination) from the date I receive it and that I may not sign this Release of Claims until after the date my employment with the Company terminates. I also acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. Any changes made to this agreement, whether material or immaterial, will not restart the running of the twenty-one (21) day (or forty-five (45) day in case of a group termination) period. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chairman of the Company’s Board of Directors and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

A-2

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Name:

Date Signed:

A-3

EXHIBIT B

AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

(attached hereto)

SONDORS INC.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

As a condition of my employment with SONDORS Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following provisions of this At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (this “Agreement”):

1. At-Will Employment.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED TERM AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN WRITING AND SIGNED BY THE PRESIDENT OR CEO OF THE COMPANY ACCORDINGLY, I ACKNOWLEDGE THAT MY EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT MY OPTION OR AT THE OPTION OF THE COMPANY, WITH OR WITHOUT NOTICE. I FURTHER ACKNOWLEDGE THAT THE COMPANY MAY MODIFY JOB TITLES, SALARIES, AND BENEFITS FROM TIME TO TIME AS IT DEEMS NECESSARY.

2. Confidentiality.

A. Definition of Confidential Information. I understand that “Company Confidential Information” means information (including any and all combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my employment with Company. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by Company to me; (ii) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

17

B. Nonuse and Nondisclosure. I agree that during and after my employment with the Company, I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and I will not (i) use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment, or (ii) disclose the Company Confidential Information to any third party without the prior written authorization of the President, CEO, or the Board of Directors of the Company. Prior to disclosure when compelled by applicable law; I shall provide prior written notice to the President, CEO, and General Counsel of the Company (as applicable). I agree that I obtain no title to any Company Confidential Information, and that as between Company and myself, the Company retains all Confidential Information as the sole property of the Company. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that my obligations under this Section 2.B shall continue after termination of my employment.

C. Former Employer Confidential Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep in confidence. I further agree that I will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D. Third Party Information. I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter, that I owe the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

18

3. Ownership.

A. Assignment of Inventions. As between the Company and myself, I agree that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, except as provided in Section 3.G below (collectively, “Inventions”), are the sole property of the Company. I also agree to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assign fully to the Company all of my right, title and interest in and to Inventions. I agree that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

B. Pre-Existing Materials. I will inform the Company in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my employment with the Company, including, without limitation, any such inventions that are subject to California Labor Code Section 2870 (attached hereto as Exhibit B) (“Prior Inventions”) into any Invention or otherwise utilizing any such Prior Invention in the course of my employment with the Company; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. I will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without the Company’s prior written permission. I have attached hereto as Exhibit A, a list describing all Prior Inventions or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement.

19

C. Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between Company and myself, the records are and will be available to and remain the sole property of the Company at all times.

E. Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. I further agree that my obligations under this Section 1.E shall continue after the termination of this Agreement.

F. Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

G. Exception to Assignments. I UNDERSTAND THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS (AS DEFINED UNDER SECTION 3.A ABOVE) TO THE COMPANY DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS EXHIBIT B). I WILL ADVISE the Company PROMPTLY IN WRITING OF ANY INVENTIONS THAT I BELIEVE MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND ARE NOT OTHERWISE DISCLOSED ON EXHIBIT A TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.

20

4. Conflicting Obligations.

A. Current Obligations. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.

B. Prior Relationships. Without limiting Section 4.A, I represent and warrant that I have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, my obligations to the Company under this Agreement, or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

5. Return of Company Materials.

A. Definition of Electronic Media Equipment and Electronic Media Systems. I understand that “Electronic Media Equipment” includes, but is not limited to, computers, external storage devices, thumb drives, handheld electronic devices, telephone equipment, and other electronic media devices. I understand that “Electronic Media Systems” includes, but is not limited to, computer servers, messaging and email systems or accounts, and web-based services (including cloud-based information storage accounts), whether provided for my use directly by the company or by third-party providers on behalf of the company.

21

B. Return of Company Property. I understand that anything that I created or worked on for the Company while working for the Company belongs solely to the Company and that I cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all Company equipment including all Company Electronic Media Equipment, all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 3.D.

C. Return of Company Information on Company Electronic Media Equipment. In connection with my obligation to return information to the Company, I agree that I will not copy, delete, or alter any information, including personal information voluntarily created or stored, contained upon my Company Electronic Media Equipment before I return the information to the Company.

D. Return of Company Information on Personal Electronic Media Equipment. In addition, if I have used any personal Electronic Media Equipment or personal Electronic Media Systems to create, receive, store, review, prepare or transmit any Company information, including but not limited to, Company Confidential Information, I agree to make a prompt and reasonable search for such information in good faith, including reviewing any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and if I locate such information I agree to notify the Company of that fact and then provide the Company with a computer-useable copy of all such Company information from those equipment and systems; and I agree to cooperate reasonably with the Company to verify that the necessary copying is completed (including upon request providing a sworn declaration confirming the return of property and deletion of information), and, upon confirmation of compliance by the Company, I agree to delete and expunge all Company information.

E. No Expectation of Privacy in Company Property. I understand that I have no expectation of privacy in Company property, and I agree that any Company property situated on Company premises, or held by third-party providers for the benefit of the company, is subject to inspection by Company personnel at any time with or without further notice. I also understand and agree that as it relates to the Company’s desire to protect its confidential and proprietary information, I have no expectation of privacy as to any personal Electronic Media Equipment or personal Electronic Media Systems that I have used for Company purposes. I further agree that the Company, at its sole discretion, may have access to such personal Electronic Media Equipment or personal Electronic Media Systems to retrieve, destroy, or ensure the permanent deletion of Company information from such equipment or systems. I also consent to an exit interview and an audit to confirm my compliance with this Section 5, and I will certify in writing that I have complied with the requirements of this Section 5.

6. Termination Certification.

Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit C. I also agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

22

7. Notification of New Employer.

In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

8. Solicitation of Employees.

To the fullest extent permitted under applicable law, I agree that during my employment and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. I agree that nothing in this Section 8 shall affect my continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Section 2.

9. Conflict of Interest Guidelines.

I agree to diligently adhere to all policies of the Company, including the Company’s insider trading policies and the Company’s Conflict of Interest Guidelines. A copy of the Company’s current Conflict of Interest Guidelines is attached as Exhibit D hereto, but I understand that these Conflict of Interest Guidelines may be revised from time to time during my employment.

10. Representations.

Without limiting my obligations under Section 3.E above, I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

11. Audit.

I acknowledge that I have no reasonable expectation of privacy in any computer, handheld device, telephone, voicemail, email or other technology system that is used to conduct the business of the Company. All information, data, and messages created, received, sent, or stored in these systems are, at all times, the property of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.

23

I am aware that the Company has or may acquire software and systems that are capable of monitoring and recording all Company network traffic to and from any computer, handheld device, telephone, voicemail, email or other technology system I may use to access the Company’s internal networks. The Company reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through these systems with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company’s internal networks. The Company further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded. In addition, the Company may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.

12. Arbitration and Equitable Relief.

A. Arbitration. IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES, AND MY RECEIPT OF THE COMPENSATION, PAY RAISES, AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT OR RELATIONSHIP WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT OR RELATIONSHIP WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT OR ANY EMPLOYMENT AGREEMENT WITH THE COMPANY, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE FEDERAL ARBITRATION ACT AND PURSUANT TO THE ARBITRATION PROVISIONS SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 1280 THROUGH 1294.2 (THE “CCP ACT”) AND CALIFORNIA LAW, AND SHALL BE BROUGHT IN MY INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF, REPRESENTATIVE OR CLASS MEMBER IN ANY PURPORTED CLASS, COLLECTIVE OR REPRESENTATIVE PROCEEDING. NOTWITHSTANDING THE FOREGOING, I UNDERSTAND THAT I MAY BRING A PROCEEDING AS A PRIVATE ATTORNEY GENERAL AS PERMITTED BY LAW. FOR THE AVOIDANCE OF DOUBT, THE FEDERAL ARBITRATION ACT GOVERNS THIS AGREEMENT AND SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT NOTWITHSTANDING THE APPLICATION OF PROCEDURAL RULES SET FORTH IN THE CCP ACT AND CALIFORNIA LAW. I AGREE TO ARBITRATE ANY AND ALL COMMON LAW AND/OR STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS RELATING TO EMPLOYMENT STATUS, CLASSIFICATION AND RELATIONSHIP WITH THE COMPANY, AND CLAIMS OF HARASSMENT, DISCRIMINATION, WRONGFUL TERMINATION, AND BREACH OF CONTRACT, EXCEPT AS PROHIBITED BY LAW. I ALSO AGREE TO ARBITRATE ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO THE INTERPRETATION OR APPLICATION OF THIS AGREEMENT TO ARBITRATE, BUT NOT DISPUTES ABOUT THE ENFORCEABILITY, REVOCABILITY OR VALIDITY OF THIS AGREEMENT TO ARBITRATE OR ANY PORTION HEREOF OR THE CLASS, COLLECTIVE AND REPRESENTATIVE PROCEEDING WAIVER HEREIN. WITH RESPECT TO ALL SUCH CLAIMS AND DISPUTES THAT I AGREE TO ARBITRATE, I HEREBY EXPRESSLY AGREE TO WAIVE, AND DO WAIVE, ANY RIGHT TO A TRIAL BY JURY. NOTWITHSTANDING THE FOREGOING, I UNDERSTAND THAT NOTHING IN THIS AGREEMENT CONSTITUTES A WAIVER OF MY RIGHTS UNDER SECTION 7 OF THE NATIONAL LABOR RELATIONS ACT. I FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH ME.

24

B. Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”), WHICH ARE AVAILABLE AT http://www.jamsadr.com/rules-employment-arbitration/ AND FROM HUMAN RESOURCES. I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. I AGREE that the arbitrator shall issue a written decision on the merits. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PROVIDED BY APPLICABLE LAW. I agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. I UNDERSTAND THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT I SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT I INITIATE, BUT ONLY SO MUCH OF THE FILING FEES AS I WOULD HAVE INSTEAD PAID HAD I FILED A COMPLAINT IN A COURT OF LAW. I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE AND THE CALIFORNIA EVIDENCE CODE, AND THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. I agree that any arbitration under this Agreement shall be conducted in LOS ANGELES COUNTY, California.

25

C. Remedy. EXCEPT AS PROVIDED BY THE CCP ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE CCP ACT AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE OR PARTICIPATE IN COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

D. Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

E. Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I ACKNOWLEDGE AND AGREE THAT I HAVE RECEIVED A COPY OF THE TEXT OF CALIFORNIA LABOR CODE SECTION 2870 IN EXHIBIT B. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

13. Miscellaneous.

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against me by the Company.

26

B. Assignability. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

C. Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations. I represent and warrant that I am not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in my duties, salary, compensation, conditions or any other terms of my employment will not affect the validity or scope of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the President or CEO of the Company and me. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G. Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

Date:	8/1/2022	/s/ Jeff Clayborne
Signature

Jeff Clayborne
Name of Employee (typed or printed)

27

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

____ No inventions or improvements

____ Additional Sheets Attached

Date:	8/1/2022	/s/ Jeff Clayborne
Signature

Jeff Clayborne
Name of Employee (typed or printed)

A-1

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

B-1

EXHIBIT C

SONDORS INC. TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to SONDORS Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that agreement.

I further agree that, in compliance with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

I also agree that for twelve (12) months from this date, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. I agree that nothing in this paragraph shall affect my continuing obligations under the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Section 2 (Confidentiality) thereof.

After leaving the Company’s employment, I will be employed by _______________________________________________________________ in the position of _______________________________________________________________.

Date:
Signature

Name of Employee (typed or printed)

Address for Notifications:

C-1

EXHIBIT D

SONDORS INC. CONFLICT OF INTEREST GUIDELINES

It is the policy of SONDORS Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided:

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers, or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.

13. Engaging in any conduct that is not in the best interest of the Company.

Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

D-1